Exhibit 99.1

Covidien Reports Third-Quarter Results

•	Net sales up 3% (up 5%, excluding foreign exchange rate movement); Medical Devices sales up 4% (up 6%, excluding foreign exchange rate movement)

•	Third-quarter diluted GAAP earnings per share from continuing operations were $0.85; excluding specified items, adjusted diluted earnings per share from continuing operations were $0.91

DUBLIN, Ireland - August 1, 2013 - Covidien plc (NYSE: COV) today reported results for the third quarter of fiscal 2013 (April - June 2013). Third-quarter net sales of $2.58 billion increased 3% from the $2.51 billion in the third quarter a year ago. Foreign exchange rate movement lowered the quarterly sales growth rate by two percentage points. The Pharmaceuticals business, which was spun off from Covidien on June 28, 2013, is reported in discontinued operations.

“We delivered a solid performance in the third quarter. Operational sales growth was in line with our expectations, but our reported sales growth was restrained by the strength of the U.S. dollar against most foreign currencies,” said José E. Almeida, Chairman, President and CEO. “In the Medical Devices segment, continued strong results in stapling and vessel sealing paced our quarterly performance.

“In emerging markets, we again generated significant sales gains, reflecting the investments we've made to expand our sales force and build capabilities in these fast-growing regions,” Mr. Almeida said. “With the Pharmaceuticals spin-off now behind us, we are focused on strengthening our Medical Devices and Supplies businesses through organic growth, new products and geographic expansion.”

Third-quarter 2013 gross margin of 59.5% declined 0.8 percentage points from the 60.3% of the prior-year period. On an adjusted basis, excluding the specified items shown on the attached quarterly Non-GAAP reconciliations table, third-quarter 2013 gross margin of 59.5% was 1.0 percentage point below that of a year ago. The decline was primarily due to unfavorable foreign exchange.

Selling, general and administrative expenses for the third quarter of 2013 were above those of the comparable quarter of the year before. This was due to unfavorable foreign exchange, the medical device tax and spending on growth initiatives, partially offset by productivity improvements. Research and development (R&D) expense represented 5.0% of net sales in the third quarters of both 2013 and 2012.

In the third quarter of 2013, the Company reported operating income of $542 million, versus $538 million in the same period the year before. Third-quarter 2013 adjusted operating income, excluding the specified items on the attached table, was $554 million, compared with $580 million in the previous year. Third-quarter 2013 adjusted operating income, excluding the specified items, represented 21.5% of sales, versus 23.1% of sales a year ago.

The third-quarter 2013 effective tax rate was 26.9%, versus an effective tax rate of 21.2% in the third quarter of 2012. The third-quarter 2013 adjusted tax rate, excluding the specified items on the attached table, was 15.8%, versus 17.7% in the third quarter a year earlier.

Diluted GAAP earnings per share from continuing operations were $0.85 in the third quarter of 2013, versus $0.81 per share in the comparable quarter last year. Third-quarter 2013 adjusted diluted earnings per share from continuing operations, excluding the specified items on the attached table, were $0.91, unchanged versus a year ago.

For the first nine months of fiscal 2013, net sales of $7.68 billion were 4% above the $7.35 billion in the first nine months of the previous year, with foreign exchange rate movement lowering the nine-month sales growth rate by two percentage points.

The Company reported operating income of $1.66 billion in the first nine months of fiscal 2013, versus $1.61 billion in the comparable period the year before. Nine-month 2013 adjusted operating income, excluding the specified items on the attached table, was $1.73 billion, versus $1.74 billion from the first nine months of the prior year. Nine-month 2013 adjusted operating income, excluding the specified items, represented 22.5% of sales, versus 23.7% a year ago.

The effective tax rate was 22.1% for the first nine months of fiscal 2013, versus an effective tax rate of 16.7% in the same period of 2012. Excluding the specified items on the attached table, the adjusted tax rate for the first nine months of 2013 was 16.5%, versus 17.2% in the first nine months of 2012.

For the first nine months of 2013, diluted GAAP earnings per share from continuing operations were $2.61, versus $2.54 in the year-ago period. Excluding the specified items on the attached table, adjusted diluted earnings per share from continuing operations were $2.81, versus $2.75 in the comparable period last year.

BUSINESS SEGMENT RESULTS

Medical Devices sales of $2.14 billion in the third quarter were 4% higher than the $2.06 billion in the comparable quarter of last year. Operational sales growth was 6%, as foreign exchange rate movement reduced the quarterly sales growth rate by two percentage points. Growth was driven by new products and increased volume. Operationally, third-quarter sales in Endomechanical were well above those of the prior year, fueled by substantial gains for stapling products that were led by our innovative Tri-Staple™ reloads. In Soft Tissue Repair, sales were about even with those of a year ago, as strong double-digit increases for synthetic mesh countered lower sales of biologic mesh. Sales of Energy products were notably above the prior year's level, primarily due to another double-digit quarterly sales gain for vessel sealing products. Sales in Oximetry & Monitoring climbed sharply from those of the year before, spurred by a sizable double-digit advance for sensors, aided by last year's Oridion acquisition. Airway & Ventilation sales were well ahead of those of the previous year, reflecting broad-based growth across the product line. Sales of Vascular products rose slightly from those of a year ago, as strong growth for chronic venous insufficiency products was offset by lower sales of compression and dialysis products. Sales growth in neurovascular and peripheral vascular was restrained by difficult comparisons with last year's third quarter.

For the first nine months of fiscal 2013, Medical Devices sales climbed 5% to $6.36 billion from $6.05 billion in the comparable period a year ago. Foreign exchange rate movement reduced the quarterly sales growth rate by two percentage points.

Medical Supplies third-quarter sales of $439 million were 1% below the $443 million reported in the comparable quarter of 2012, as higher sales of Nursing Care products were overshadowed by decreased sales of Medical Surgical, SharpSafety™ and OEM products.

For the first nine months of fiscal 2013, sales of Medical Supplies, at $1.31 billion, were 1% above last year's $1.30 billion, reflecting higher sales of Nursing Care products, led by enteral feeding.

Other
In the third quarter of 2013, Covidien purchased approximately 9.4 million ordinary shares under its previously announced share buyback programs.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading products in medical devices and supplies. Covidien has 38,000 employees worldwide in 70 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS

Jacqueline Strayer	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	cole.lannum@covidien.com
jacqueline.strayer@covidien.com

Bruce Farmer	Todd Carpenter
Vice President	Senior Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	todd.carpenter@covidien.com

CONFERENCE CALL AND WEBCAST

The Company will hold a conference call for investors today, beginning at 8:30 a.m. ET. This call can be accessed three ways:

•	At Covidien's website: http://investor.covidien.com

•
By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is 866-318-8619. For participants outside the U.S., the dial-in number is 617-399-5138. The access code for all callers is 81499640.

•
Through an audio replay: A replay of the conference call will be available beginning at 11:30 a.m. on August 1, 2013, and ending at 5:00 p.m. on August 8, 2013. The dial-in number for U.S. participants is 888-286-8010. For participants outside the U.S., the replay dial-in number is 617-801-6888. The replay access code for all callers is 93452168.

NON-GAAP FINANCIAL MEASURES

This press release contains financial measures, including operational growth, adjusted gross margin, adjusted operating income, adjusted earnings per share, adjusted operating margin and free cash flow, which are considered “non-GAAP” financial measures under applicable Securities & Exchange Commission rules and regulations.

These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The Company's definition of these non-GAAP measures may differ from similarly titled measures used by others. The Company defines free cash flow as net cash provided by continuing operating activities less capital expenditures.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Covidien's historical operating results, comparison to competitors' operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Covidien's business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management's current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations and the Foreign Corrupt Practices Act, manufacturing or supply chain problems or disruptions, rising commodity costs, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates and environmental remediation costs. These and other factors are identified and described in more detail in our Annual Report on Form 10-K for the fiscal year ended September 28, 2012, and in subsequent filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.

Covidien plc
Consolidated Statements of Income
Quarters Ended June 28, 2013 and June 29, 2012
(dollars in millions, except per share data)

	Quarter Ended	Percent of	Quarter Ended	Percent of
	June 28, 2013	Net Sales	June 29, 2012	Net Sales

Net sales	$2,578	100.0%	$2,506	100.0%
Cost of goods sold (1)	1,045	40.5	995	39.7
Gross profit	1,533	59.5	1,511	60.3
Selling, general and administrative expenses (1)	853	33.1	827	33.0
Research and development expenses	129	5.0	125	5.0
Restructuring charges, net	9	0.3	21	0.8
Operating income	542	21.0	538	21.5
Interest expense	(53)	(2.1)	(53)	(2.1)
Interest income	2	0.1	3	0.1
Other income, net	56	2.2	13	0.5
Income from continuing operations before income taxes	547	21.2	501	20.0
Income tax expense	147	5.7	106	4.2
Income from continuing operations	400	15.5	395	15.8
(Loss) income from discontinued operations, net of income taxes	(4)	(0.2)	58	2.3
Net income	$396	15.4	$453	18.1
Basic earnings per share:
Income from continuing operations	$0.86		$0.82
(Loss) income from discontinued operations	(0.01)		0.12
Net income	0.85		0.94
Diluted earnings per share:
Income from continuing operations	$0.85		$0.81
(Loss) income from discontinued operations	(0.01)		0.12
Net income	0.84		0.93
Weighted-average number of shares outstanding (in millions):
Basic	465		481
Diluted	469		486

(1) Amortization expense of intangible assets is included in the following income statement captions in the amounts shown:

Cost of goods sold	$40		$36
Selling, general and administrative expenses	15		14
	$55		$50

Covidien plc
Non-GAAP Reconciliations
Quarters Ended June 28, 2013 and June 29, 2012
(dollars in millions, except per share data)

	Quarter Ended June 28, 2013
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations

GAAP	$2,578	$1,533	59.5%	$542	21.0%	$547	$400	$0.85
Adjustments:
Restructuring and related charges, net (2)	—	1		10		10	5	0.01
Transaction costs (3)	—	—		2		(8)	(7)	(0.02)
Impact of tax sharing agreement (4)	—	—		—		(42)	(42)	(0.09)
Tax matters (5)	—	—		—		—	71	0.15
As adjusted	$2,578	$1,534	59.5	$554	21.5	$507	$427	0.91

	Quarter Ended June 29, 2012
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations

GAAP	$2,506	$1,511	60.3%	$538	21.5%	$501	$395	$0.81
Adjustments:
Restructuring and related charges, net (6)	—	2		23		23	16	0.03
Transaction costs (7)	—	3		19		13	9	0.02
Loss on debt retirement (8)	—	—		—		9	9	0.02
Impact of tax sharing agreement (4)	—	—		—		(8)	(8)	(0.02)
Tax matters (9)	—	—		—		—	22	0.05
As adjusted	$2,506	$1,516	60.5	$580	23.1	$538	$443	0.91

(1) Adjustments are tax effected at the applicable local statutory tax rates.

(2) Includes $9 million in restructuring charges, net and $1 million of restructuring-related accelerated depreciation included in cost of goods sold.

(3)  Includes acquisition-related costs of $2 million resulting from an adjustment to contingent consideration, which is included in selling, general and administrative expenses, and a $10 million gain associated with our acquisition of CV Ingenuity, which is included in other income, net.

(4) Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and TE Connectivity included in other income, net.

(5) Relates to adjustments to income tax liabilities subject to the tax sharing agreement with Tyco International and TE Connectivity.

(6) Includes $21 million in restructuring charges, net and $2 million of restructuring-related accelerated depreciation included in cost of goods sold.

(7)  Includes acquisition-related costs, $16 million of which relates to transaction costs that are included in selling, general and administrative expenses and $3 million of which relates to the sale of acquired inventory that had been written up to fair value upon acquisition and is included in cost of goods sold. Also includes a $6 million gain associated with our acquisition of superDimension, which is included in other income, net.

(8) Represents the loss on the retirement of debt incurred in connection with the early redemption of certain senior notes, which is included in other income, net.

(9) Relates primarily to settlements reached with certain non-U.S. taxing authorities.

Covidien plc
Segment and Geographical Sales
Quarters Ended June 28, 2013 and June 29, 2012
(dollars in millions)

	Quarter Ended
	June 28, 2013	June 29, 2012	Percent change	Currency impact	Operational growth (1)

Medical Devices (2)
United States	$910	$952	(4)%	—%	(4)%
Non-U.S.	1,229	1,111	11	(4)	15
	$2,139	$2,063	4	(2)	6
Medical Supplies
United States	$389	$393	(1)%	—%	(1)%
Non-U.S.	50	50	—	—	—
	$439	$443	(1)	—	(1)
Covidien plc (2)
United States	$1,299	$1,345	(3)%	—%	(3)%
Non-U.S.	1,279	1,161	10	(4)	14
	$2,578	$2,506	3	(2)	5

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

(2)  Sales to external customers are reflected in the regions based on the reporting entity that records the sales transaction. During fiscal 2013, our supply chain for neurovascular and peripheral products in certain regions changed such that these products are now sold through reporting entities in the respective regions rather than through a U.S. entity. Accordingly, non-U.S. sales for our Medical Devices segment for the third quarter of fiscal 2013 include $62 million of sales for which the corresponding sales in the comparative prior year period were included in U.S. sales. Had this change not been made, U.S. sales and non-U.S. sales for Medical Devices and total Covidien would have been as follows:

	Quarter Ended
	June 28, 2013	June 29, 2012	Percent change	Currency impact	Operational growth (1)

Medical Devices (2)
United States	$910	$952
Regional sales adjustment	62	—
Adjusted United States	$972	$952	2%	—%	2%

Non-U.S.	$1,229	$1,111
Regional sales adjustment	(62)	—
Adjusted Non-U.S.	$1,167	$1,111	5%	(5)%	10%

Covidien plc (2)
United States	$1,299	$1,345
Regional sales adjustment	62	—
Adjusted United States	$1,361	$1,345	1%	—%	1%

Non-U.S.	$1,279	$1,161
Regional sales adjustment	(62)	—
Adjusted Non-U.S.	$1,217	$1,161	5%	(4)%	9%

Covidien plc
Select Product Line Sales
Quarters Ended June 28, 2013 and June 29, 2012
(dollars in millions)

	Quarter Ended
	June 28, 2013	June 29, 2012	Percent change	Currency impact	Operational growth (1)

Medical Devices
Endomechanical Instruments	$632	$600	5%	(3)%	8%
Soft Tissue Repair Products	224	226	(1)	(1)	—
Energy Devices	355	330	8	(2)	10
Oximetry & Monitoring Products	237	210	13	(2)	15
Airway & Ventilation Products	192	184	4	(3)	7
Vascular Products	415	418	(1)	(2)	1

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc
Consolidated Statements of Income
Nine Months Ended June 28, 2013 and June 29, 2012
(dollars in millions, except per share data)

	Nine Months Ended	Percent of	Nine Months Ended	Percent of
	June 28, 2013	Net Sales	June 29, 2012	Net Sales

Net sales	$7,675	100.0%	$7,352	100.0%
Cost of goods sold (1)	3,077	40.1	2,891	39.3
Gross profit	4,598	59.9	4,461	60.7
Selling, general and administrative expenses (1)	2,505	32.6	2,442	33.2
Research and development expenses	362	4.7	363	4.9
Restructuring charges, net	71	0.9	46	0.6
Operating income	1,660	21.6	1,610	21.9
Interest expense	(155)	(2.0)	(155)	(2.1)
Interest income	7	0.1	12	0.2
Other income, net	74	1.0	18	0.2
Income from continuing operations before income taxes	1,586	20.7	1,485	20.2
Income tax expense	350	4.6	248	3.4
Income from continuing operations	1,236	16.1	1,237	16.8
Income from discontinued operations, net of income taxes	92	1.2	207	2.8
Net income	$1,328	17.3	$1,444	19.6
Basic earnings per share:
Income from continuing operations	$2.63		$2.57
Income from discontinued operations	0.20		0.43
Net income	2.83		3.00
Diluted earnings per share:
Income from continuing operations	$2.61		$2.54
Income from discontinued operations	0.19		0.43
Net income	2.80		2.97
Weighted-average number of shares outstanding (in millions):
Basic	470		482
Diluted	474		487

(1) Amortization expense of intangible assets is included in the following income statement captions in the amounts shown:

Cost of goods sold	$119		$103
Selling, general and administrative expenses	47		39
	$166		$142

Covidien plc
Non-GAAP Reconciliations
Nine Months Ended June 28, 2013 and June 29, 2012
(dollars in millions, except per share data)

	Nine Months Ended June 28, 2013
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations

GAAP	$7,675	$4,598	59.9%	$1,660	21.6%	$1,586	$1,236	$2.61
Adjustments:
Restructuring and related charges, net (2)	—	2		73		73	45	0.10
Transaction costs (3)	—	—		(4)		(22)	(20)	(0.04)
Impact of tax sharing agreement (4)	—	—		—		(42)	(42)	(0.09)
Tax matters (5)	—	—		—		—	113	0.24
As adjusted	$7,675	$4,600	59.9	$1,729	22.5	$1,595	$1,332	2.81

	Nine Months Ended June 29, 2012
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations

GAAP	$7,352	$4,461	60.7%	$1,610	21.9%	$1,485	$1,237	$2.54
Adjustments:
Restructuring and related charges, net (6)	—	5		51		51	36	0.07
Legal charges (7)	—	—		47		47	35	0.07
Transaction costs (8)	—	5		35		29	20	0.04
Loss on debt retirement (9)	—	—		—		9	9	0.02
Impact of tax sharing agreement (4)	—	—		—		(4)	(4)	(0.01)
Tax matters (10)	—	—		—		—	6	0.01
As adjusted	$7,352	$4,471	60.8	$1,743	23.7	$1,617	$1,339	2.75

(1) Adjustments are tax effected at the applicable local statutory tax rates.

(2) Includes $71 million in restructuring charges, net and $2 million of restructuring-related accelerated depreciation included in cost of goods sold.

(3)  Includes $4 million of income resulting from adjustments to contingent consideration, which is included in selling, general and administrative expenses, and an $18 million gain associated with our acquisition of CV Ingenuity, which is included in other income, net.

(4) Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and TE Connectivity included in other income, net.

(5)  Consists of a $71 million adjustment to income tax liabilities subject to the tax sharing agreement with Tyco International and TE Connectivity, $47 million of tax expense generated in connection with the restructuring of legal entities in advance of the separation of our Pharmaceuticals business and a $2 million adjustment to prior year deferred income tax assets, partially offset by $7 million related to the fiscal 2012 portion of the retroactive re-enactment of the U.S. research and development tax credit.

(6) Includes $46 million in restructuring charges, net and $5 million of restructuring-related accelerated depreciation included in cost of goods sold.

(7)  Relates to our indemnification obligations for certain claims pertaining to all known pending and estimated future pelvic mesh product liability cases, which is included in selling, general and administrative expenses.

(8)  Includes acquisition-related costs, $18 million of which relates to transaction costs that are included in selling, general and administrative expenses, $12 million of which relates to a license agreement and is included in research and development expenses, and $5 million of which relates to the sale of acquired inventory that had been written up to fair value upon acquisition and is included in cost of goods sold. Also includes a $6 million gain associated with our acquisition of superDimension, which is included in other income, net.

(9) Represents the loss on the retirement of debt incurred in connection with the early redemption of certain senior notes, which is included in other income, net.

(10) Relates primarily to settlements reached with certain non-U.S. taxing authorities and, to a lesser extent, the release of a valuation allowance as a result of tax planning.

Covidien plc
Segment and Geographical Sales
Nine Months Ended June 28, 2013 and June 29, 2012
(dollars in millions)

	Nine Months Ended
	June 28, 2013	June 29, 2012	Percent change	Currency impact	Operational growth (1)

Medical Devices (2)
United States	$2,752	$2,751	—%	—%	—%
Non-U.S.	3,611	3,300	9	(4)	13
	$6,363	$6,051	5	(2)	7
Medical Supplies
United States	$1,162	$1,151	1%	—%	1%
Non-U.S.	150	150	—	(1)	1
	$1,312	$1,301	1	—	1
Covidien plc (2)
United States	$3,914	$3,902	—%	—%	—%
Non-U.S.	3,761	3,450	9	(3)	12
	$7,675	$7,352	4	(2)	6

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

(2)  Sales to external customers are reflected in the regions based on the reporting entity that records the sales transaction. During fiscal 2013, our supply chain for neurovascular and peripheral products in certain regions changed such that these products are now sold through reporting entities in the respective regions rather than through a U.S. entity. Accordingly, non-U.S. sales for our Medical Devices segment for the first nine months of fiscal 2013 include $129 million of sales for which the corresponding sales in the comparative prior year period were included in U.S. sales. Had this change not been made, U.S. sales and non-U.S. sales for Medical Devices and total Covidien would have been as follows:

	Nine Months Ended
	June 28, 2013	June 29, 2012	Percent change	Currency impact	Operational growth (1)

Medical Devices (2)
United States	$2,752	$2,751
Regional sales adjustment	129	—
Adjusted United States	$2,881	$2,751	5%	—%	5%

Non-U.S.	$3,611	$3,300
Regional sales adjustment	(129)	—
Adjusted Non-U.S.	$3,482	$3,300	6%	(3)%	9%

Covidien plc (2)
United States	$3,914	$3,902
Regional sales adjustment	129	—
Adjusted United States	$4,043	$3,902	4%	—%	4%

Non-U.S.	$3,761	$3,450
Regional sales adjustment	(129)	—
Adjusted Non-U.S.	$3,632	$3,450	5%	(4)%	9%

Covidien plc
Select Product Line Sales
Nine Months Ended June 28, 2013 and June 29, 2012
(dollars in millions)

	Nine Months Ended
	June 28, 2013	June 29, 2012	Percent change	Currency impact	Operational growth (1)

Medical Devices
Endomechanical Instruments	$1,854	$1,758	5%	(2)%	7%
Soft Tissue Repair Products	671	666	1	(1)	2
Energy Devices	1,040	969	7	(2)	9
Oximetry & Monitoring Products	728	637	14	(2)	16
Airway & Ventilation Products	577	550	5	(2)	7
Vascular Products	1,233	1,195	3	(2)	5

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.